Exhibit 99.2
Contact:
Laurie W. Little, Valeant Pharmaceuticals
949-461-6002
VALEANT PHARMACEUTICALS REPORTS POSITIVE PHASE III
RESULTS FOR RETIGABINE IN RESTORE 1
— Confirms potential clinical utility of neuronal potassium channel openers for treatment of epilepsy
     ALISO VIEJO, Calif., February 12, 2008 — Valeant Pharmaceuticals International (NYSE:VRX) today reported positive results for retigabine in RESTORE 1, the first of two Phase III pivotal trials, for this first-in-class neuronal potassium channel opener. Retigabine is being developed as an adjunctive treatment for adult epilepsy patients with refractory partial-onset seizures. RESTORE 1 evaluated the 1200 mg daily dose of retigabine (the highest dose in the RESTORE program) versus placebo in patients taking stable doses of 1 — 3 additional anti-epileptic drugs (AEDs). Retigabine demonstrated statistically significant results on the primary efficacy endpoints important for regulatory review by both the US Food and Drug Administration (FDA) and the European Medicines Evaluation Agency (EMEA). These results build upon the positive findings observed in Study 205 which was published in the journal Neurology in April 2007.
     “We are very pleased with the results of this important Phase III clinical trial,” said J. Michael Pearson, Valeant’s chairman and chief executive officer. “These data confirm the efficacy seen with retigabine in earlier clinical trials and put Valeant at the forefront of development of neuronal potassium channel openers for the treatment of epilepsy and other central nervous system diseases. Results from RESTORE 2, our second pivotal Phase III clinical trial studying lower doses of retigabine, are expected during the second quarter. We anticipate filing a New Drug Application (NDA) for retigabine with the FDA and a Marketing Authorization Application (MAA) to the EMEA before the end of this year.”
     “These results are very encouraging and support the growing body of evidence to suggest that retigabine may be an effective adjunctive therapy for partial onset seizures,” said Jacqueline A French, M.D., Professor of Neurology, New York University Medical Center. “There is a significant need for novel anti-epileptic drugs because approximately one-third of patients with epilepsy continue to experience seizures despite treatment with currently available medications. Retigabine works by a unique mechanism of action and it could potentially play a significant role in the management of epilepsy.”

SUMMARY EFFICACY DATA

	RTG 1200 mg	Placebo
Median reduction in 28-day total partial seizure frequency* (ITT)	44.3%† n=151	17.5% n=150

Median reduction in 28-day total partial seizure frequency during Maintenance Phase	54.5%† n=119	18.9% n=137

Responder Rate‡ (ITT)	45.0%† n=151	18.0% n=150

Responder Rate during Maintenance Phase**	55.5%† n=119	22.6% n=137

ITT population defined as all subjects taking at least 1 dose of study medication and having at least 1 efficacy assessment

*	FDA endpoint

**	Endpoint per EU Committee for Human Medicinal Products (CHMP)

†	p <0.0001 compared to placebo

‡	Responder Rate defined as ≥ 50% reduction in 28-day total partial seizure frequency
     During RESTORE 1, 26.8 percent of patients in the retigabine arm and 8.6 percent of patients in the placebo arm withdrew due to adverse events. The most common side effects associated with retigabine in RESTORE 1 included dizziness, somnolence, fatigue, confusion, dysarthria, ataxia, blurred vision, tremor, and nausea. Comprehensive efficacy and safety results from RESTORE 1 are planned to be presented at upcoming scientific meetings in the United States and the European Union.
RESTORE 1 Trial Design
     The RESTORE 1 trial (RESTORE stands for Retigabine Efficacy and Safety Trials for Partial Onset Epilepsy) consisted of randomized, double-blinded, placebo-controlled, multi-center, parallel groups and assessed the efficacy and safety of retigabine compared to placebo in adult patients with epilepsy who were experiencing refractory partial-onset seizures despite receiving one, two or three AEDs. The study evaluated a fixed dose of 1200 mg/day of retigabine, administered in three divided doses, compared to placebo. The study enrolled 306 patients, ranging in age from 18 to 71 years old and was conducted at 49 sites across the United States, Argentina, Mexico, Brazil and Canada. Study duration was 32 weeks including 8 weeks baseline phase, 6 weeks titration phase, 12 weeks maintenance phase and 6 weeks transition phase. Following completion of RESTORE 1 patients were offered the opportunity to continue treatment with retigabine in an open-label extension study.
     RESTORE 1 was designed to meet regulatory guidance from both the FDA and the CHMP. The trial was conducted under a Special Protocol Assessment by the FDA.

     At the completion of the RESTORE trials, retigabine will have been studied in more than 1,750 subjects, including more than 1,350 patients with epilepsy. More than 350 of these patients will have taken retigabine for twelve or more months, including a few who have taken retigabine for six or more years.
     Retigabine has not been found by the FDA or any other regulatory agency to be safe or effective in the diagnosis, mitigation, treatment or cure of any disease or illness. It may not be sold or promoted in the United States unless and until the FDA has approved an NDA. Similar restrictions apply in other countries.
Conference Call and Webcast Information:
     Valeant will host a conference call and webcast on Thursday, February 14, 2008 at 12:00 p.m. EST (9:00 a.m. PST) to discuss the results from its Phase III clinical trial. A webcast of this event will be available live over the Internet along with a slide presentation. The webcast may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com. The dial-in number to participate on this call is (877) 295-5743, confirmation code 34933527. International callers should dial (706) 679-0845, confirmation code 34933527. Interested parties will have access via the Internet and on the conference call to ask questions following the presentation. A replay will be available approximately two hours following the conclusion of the conference call and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 34933527.
About Epilepsy
     Epilepsy is one of the most common neurological diseases, affecting approximately 50 million people worldwide. It is a brain disorder in which clusters of nerve cells, or neurons, in the brain sometimes signal abnormally. In epilepsy, the normal pattern of neuronal activity becomes disturbed, causing a seizure. Seizures can cause changes in behavior and emotions, strange sensations and sometimes convulsions, muscle spasms and loss of consciousness.
     Approximately 30 percent of people with epilepsy experience seizures that are not adequately controlled with currently prescribed AEDs. Individuals with epilepsy who do not achieve remission with AEDs are often severely disabled by their condition, have an unsatisfactory quality of life and are at increased risk of sudden unexpected death. Refractory epilepsy is associated with memory loss, lower levels of school performance, depression and impaired psychosocial skills.
About Potassium Channel Openers
     Potassium channels are one of the voltage-gated ion channels found in neuronal cells and are an important determinants of neuronal activity. Numerous ion-channel mutations have been linked to epilepsy, and many antiepileptic medications modulate sodium or calcium channels. Potassium channels have been demonstrated in animal models to be critical in regulating membrane potential. Retigabine is the first potassium channel opener to reach late stage clinical development. It is believed that by facilitating the opening of specific neuronal potassium channels, retigabine causes a hyperpolarizing shift in the potassium current and thereby reduces the excitability of neuronal cells. Dampening of neuronal excitability is an important mechanism for reducing the potential for seizures.

About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a global specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements, including, but not limited to, statements regarding expectations or plans of the company’s Phase III program for retigabine and the potential role retigabine could play in managing epilepsy. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the clinical development of retigabine, including that RESTORE 1 results are not necessarily predictive of RESTORE 2 results, and that adverse events are not always immediately apparent even in well designed clinical trials, regulatory approval processes, and other risks and uncertainties discussed in the company’s filings with the SEC. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
# # #